Exhibit 99.5

Environmental Solutions Group Unaudited Condensed Combined Financial Statements As of June 30, 2024 and for the Six Months Ended June 30, 2024 and June 30, 2023 1

ENVIRONMENTAL SOLUTIONS GROUP CONDENSED COMBINED STATEMENTS OF INCOME (In thousands) (Unaudited) 2024 2023 Revenue $ 439,703 $ 357,873 Cost of goods and services 311,482 261,234 Gross profit 128,221 96,639 Selling, general and administrative expenses 48,439 41,757 Operating income 79,782 54,882 Interest expense 12,421 11,325 Other expense (income), net 335 (292) Income before provision for income taxes 67,026 43,849 Provision for income taxes 16,395 10,678 Net income $ 50,631 $ 33,171 Six Months Ended June 30, See Notes to Condensed Combined Financial Statements 2

ENVIRONMENTAL SOLUTIONS GROUP CONDENSED COMBINED BALANCE SHEETS (In thousands) (Unaudited) June 30, 2024 December 31, 2023 Current assets: Receivables, net $ 117,165 $ 110,933 Inventories, net 76,484 81,362 Prepaid and other current assets 2,398 2,726 Total current assets 196,047 195,021 Property, plant and equipment, net 62,341 53,344 Goodwill 130,331 130,331 Intangible assets, net 35,989 38,709 Other assets and deferred charges 8,802 9,594 Total assets $ 433,510 $ 426,999 Current liabilities: Notes payable to Parent - current $ 50,808 $ 50,808 Accounts payable 115,710 104,845 Accrued compensation and employee benefits 14,562 15,173 Deferred revenue 12,945 16,494 Other accrued expenses 19,924 19,025 Total current liabilities 213,949 206,345 Other liabilities 38,160 39,420 Notes payable to Parent 241,395 241,395 Total liabilities 493,504 487,160 Parent company equity (deficit) (59,994) (60,161) Total liabilities and Parent company equity (deficit) $ 433,510 $ 426,999 See Notes to Condensed Combined Financial Statements 3

ENVIRONMENTAL SOLUTIONS GROUP CONDENSED COMBINED STATEMENTS OF EQUITY (DEFICIT) (In thousands) (Unaudited) Total Parent Company Equity (Deficit) Balance at December 31, 2023 $ (60,161) Net income 50,631 Transfers to Parent (50,464) Balance at June 30, 2024 $ (59,994) Total Parent Company Equity (Deficit) Balance at December 31, 2022 $ (53,776) Net income 33,171 Transfers to Parent (27,840) Balance at June 30, 2023 $ (48,445) See Notes to Condensed Combined Financial Statements 4

ENVIRONMENTAL SOLUTIONS GROUP CONDENSED COMBINED STATEMENTS OF CASH FLOWS (In thousands) (Unaudited) Six Months Ended June 30, 2024 2023 Operating Activities: Net income $ 50,631 $ 33,171 Adjustments to reconcile net income to cash provided by operating activities: Depreciation and amortization 5,867 6,550 Stock-based compensation 570 573 Equity investment impairment 713 — Provision for losses on accounts receivable (net of recoveries) 678 194 Deferred income taxes (1,542) (2,590) Other, net 152 478 Cash effect of changes in assets and liabilities: Receivables, net (6,914) (15,457) Inventories, net 4,878 (341) Prepaid and other assets (27) (601) Accounts payable 8,198 10,695 Accrued compensation and employee benefits (1,204) (393) Accrued expenses and other liabilities (3,820) (465) Accrued taxes 619 66 Net cash provided by operating activities 58,799 31,880 Investing Activities: Additions to property, plant and equipment (9,475) (3,500) Proceeds from sale of equity investment 1,860 — Other (150) 33 Net cash used in investing activities (7,765) (3,467) Financing Activities: Net transfers to Parent (51,034) (28,413) Net cash used in financing activities (51,034) (28,413) Net change in cash and cash equivalents — — Cash and cash equivalents at beginning of year — — Cash and cash equivalents at end of year $ — $ — See Notes to Condensed Combined Financial Statements 5

1. Basis of Presentation On July 21, 2024, Dover Corporation ("Dover" or "Parent") signed a definitive agreement to sell Environmental Solutions Group ("the Company"), an operating company consisting of certain legal entities focused on or related to the solid waste and recycling industry within Dover's Engineered Products segment, to Terex Corporation ("Terex"). The consummation of the sale requires the Parent to deliver to the buyer unaudited carve-out interim financial statements of the Company as of and for the six months ended June 30, 2024 and 2023, in addition to audited carve-out financial statements of the Company as of and for the years ended December 31, 2023 and 2022. The consummation of the sale is subject to certain customary conditions, including the expiration or termination of all applicable waiting periods under the HSR Act. The accompanying unaudited interim Condensed Combined Financial Statements of the Company (the "Condensed Combined Financial Statements") have been prepared on a stand-alone basis and are derived from Dover's consolidated financial statements and accounting records. The financial data presented herein should be read in conjunction with the Combined Financial Statements of the Company and accompanying notes as of December 31, 2023 and 2022. The Condensed Combined Financial Statements have been prepared in accordance with U.S. GAAP, which requires management to make estimates and assumptions that affect amounts reported in the Condensed Combined Financial Statements and accompanying notes, and include all adjustments necessary to state fairly the combined financial position, results of operations, and cash flows for the interim periods presented. Results for interim periods should not be considered indicative of results for the full year. The Condensed Combined Financial Statements include Parent assets and liabilities that are specifically identifiable or otherwise attributable to the Company and allocations of expenses from Parent. However, amounts recognized by the Company are not necessarily representative of the amounts that would have been reflected in the Condensed Combined Financial Statements had the Company operated independently of Parent. Related party allocations are discussed further in Note 2 — Related Party Transactions. The Company is dependent upon its Parent for all of its working capital and financing requirements as the Parent uses a centralized approach to cash management and financing of its operations. Accordingly, none of Parent’s cash, cash equivalents or debt at the corporate level have been assigned to the Company in the Condensed Combined Financial Statements. Parent Company equity (deficit) represents Parent’s historical investment in the Company and includes accumulated net income attributable to the Parent, intercompany transactions and direct capital contributions, and expense allocations from Parent to the Company. See Note 2 — Related Party Transactions for a discussion of the relationship with the Parent, including a description of the costs allocated to the Company. 2. Related Party Transactions Allocated costs Dover provides the Company certain services, which include corporate executive management, human resources, information technology, facilities, tax, shared services, finance and legal services. The financial information in these Condensed Combined Financial Statements does not necessarily include all the expenses that would have been incurred had the Company been a separate, stand-alone entity. As such, the financial information herein may not necessarily reflect the combined financial position, results of operations, and cash flows of the Company in the future or what they would have been had the Company been a separate, stand-alone entity during the periods presented. Management believes that the methods used to allocate expenses to the Company, which are based on direct usage where specifically identifiable, with others allocated based on revenue, headcount or other relevant measures, are a reasonable reflection of the utilization of services by, or the benefits provided to the Company, in the aggregate. The corporate expenses allocated to the Company totaled $7,421 and $5,758 for the six months ended June 30, 2024 and 2023, which were primarily recorded in selling, general and administrative expenses in the condensed combined statements of income. These amounts include corporate cost allocations for stock-based compensation discussed in Note 9 — Equity Incentive Program. The Company's total costs related to such support functions may differ from the costs that were historically allocated to it from Dover. ENVIRONMENTAL SOLUTIONS GROUP NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (Amounts in thousands except share data and where otherwise indicated) (Unaudited) 6

ENVIRONMENTAL SOLUTIONS GROUP
NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS
(Amounts in thousands except share data and where otherwise indicated) (Unaudited)

All intercompany transactions between the Company's entities have been eliminated. Transactions between the Company and Dover, with the exception of related party payable included in accounts payable and notes payable to Parent discussed below, are reflected in equity in the condensed combined balance sheets as "Parent company equity (deficit)" and in the condensed combined statement of cash flows as a financing activity in "Net transfers (to) from Parent."

***Related party payable***

The Company had outstanding accounts payable balances with Dover and its affiliates totaling $817 and $770 at June 30, 2024 and December 31, 2023, respectively. These balances are included in accounts payable in the condensed combined balance sheets.

***Notes payable to Parent***

The Company has outstanding intercompany notes payable with Dover and its affiliates, which were put in place to fund the business over a defined period of time. The following table summarizes the Company's outstanding notes to Dover:

| Maturity Date | Principal | June 30, 2024 | December 31, 2023 |
|---|---|---|---|
| December 31, 2024 | $ 50,808 | $ 50,808 | $ 50,808 |
| December 31, 2025 | $ 48,500 | 48,500 | 48,500 |
| December 31, 2026 | $ 21,938 | 21,938 | 21,938 |
| December 31, 2027 [1] | $ 78,320 | 78,320 | 78,320 |
| December 31, 2027 [1] | $ 15,437 | 15,437 | 15,437 |
| December 31, 2028 [2] | $ 30,000 | 30,000 | 30,000 |
| December 31, 2028 [2] | $ 47,200 | 47,200 | 47,200 |
| | | 292,203 | 292,203 |
| Less: Notes payable to Parent - current | | 50,808 | 50,808 |
| Notes payable to Parent - non-current | | $ 241,395 | $ 241,395 |

[1]Promissory note was renewed on December 31, 2022 with a new five-year term.

[2]Promissory note was renewed on December 31, 2023 with a new five-year term.

Historically, these financing arrangements were continually renewed with no intention to settle the obligations in cash. These notes are classified separately from Parent Company equity (deficit) within the condensed combined balance sheets because the notes are legally binding instruments that bear interest at the prime rate adjusted quarterly, the expense for which is reflected in the condensed combined statements of income. Accrued interest is settled quarterly and therefore as of June 30, 2024 and December 31, 2023, there was no accrued interest outstanding. For the six months ended June 30, 2024 and 2023, the average interest rates for all of the outstanding notes were 8.5% and 7.8% and the net interest expense on these notes totaled $12,421, and $11,325, respectively. It is management's intention to settle these notes, as well as the Parent deficit presented in the condensed combined statement of equity (deficit), in non-cash transactions prior to the consummation of the sale. These notes are not necessarily representative of the Company's future debt levels.

## 3. Revenue

***Revenue from Contracts with Customers***

A majority of the Company's revenue is short cycle in nature with shipments within one year from order. A small portion of the Company's revenue derives from contracts extending over one year. The Company's payment terms generally range between 30 to 90 days and vary by the location of businesses, the type of products manufactured to be sold and the volume of products sold, among other factors.

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Disaggregation of Revenue We disaggregate revenue from contracts with customers by equipment revenue, aftermarket revenue, and digital solutions revenue, as we believe it best depicts the nature, amount, and timing of our revenues. Six Months Ended June 30, 2024 2023 Equipment $ 324,287 $ 252,574 Aftermarket 73,653 70,182 Digital solutions 41,763 35,117 Total $ 439,703 $ 357,873 Performance Obligations Approximately 95% of the Company's revenue is recognized at a point in time, rather than over time, as the Company completes its performance obligations. Specifically, revenue is recognized when control transfers to the customer, typically upon shipment or completion of installation or other substantive acceptance provisions required under the contract. Approximately 5% of the Company's revenue is recognized over time and relates to the sale of extended warranties, digital solutions and services. Revenue related to these arrangements is recognized ratably as the customer receives and consumes the benefits throughout the contract period. A majority of the Company's contracts have a single performance obligation which represents, in most cases, the equipment or product being sold to the customer. Some contracts include multiple performance obligations such as a product and the related installation, extended warranty, digital solutions, and/or maintenance services. These contracts require judgment in determining the number of performance obligations. For contracts with multiple performance obligations, the Company allocates the total transaction price to each performance obligation in an amount based on the estimated relative standalone selling prices of the promised goods or services underlying each performance obligation. The Company uses an observable price to determine the standalone selling price for separate performance obligations or a cost plus margin approach when one is not available. At June 30, 2024, we estimated that $18,944 in revenue is expected to be recognized in the future related to performance obligations that are unsatisfied (or partially unsatisfied) at the end of the reporting period. Remaining consideration pertains to contracts with multiple performance obligations, and multi-year service agreements which are typically recognized as the performance obligation is satisfied. We expect to recognize approximately 50.3% of the Company's unsatisfied (or partially unsatisfied) performance obligations as revenue through 2025, 21.2% in 2026, and 13.6% in 2027, with the remaining balance to be recognized in 2028 and thereafter. The Company applied the standard's practical expedient that permits the omission of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less and (ii) contracts for which the Company recognizes revenue at the amount to which the Company has the right to invoice for services performed. Contract Balances The following table provides information about contract liabilities from contracts with customers: June 30, 2024 December 31, 2023 December 31, 2022 Contract liabilities - current $ 12,945 $ 16,494 $ 15,338 Contract liabilities - non-current 11,773 12,447 13,461 Contract liabilities relate to advance consideration received from customers or advance billings for which revenue has not been recognized. Current contract liabilities are recorded in deferred revenue and non-current contract liabilities are recorded in other liabilities in the condensed combined balance sheets. Contract liabilities are reduced when the associated revenue from the contract is recognized. The Company had no contract assets as of June 30, 2024 or December 31, 2023. ENVIRONMENTAL SOLUTIONS GROUP NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (Amounts in thousands except share data and where otherwise indicated) (Unaudited) 8

The revenue recognized during the six months ended June 30, 2024 and 2023 that was included in the contract liabilities at the beginning of the respective periods amounted to $8,960 and $8,733, respectively. 4. Inventories, net June 30, 2024 December 31, 2023 Raw materials $ 47,668 $ 47,324 Work in progress 7,722 8,721 Finished goods 27,436 29,944 Subtotal 82,826 85,989 Less reserves (6,342) (4,627) Total $ 76,484 $ 81,362 As a result of the retrospective application of the change in accounting method from LIFO to FIFO in the fourth quarter of 2023, the following financial statement line items within the accompanying financial statements were impacted, as follows: December 31, 2023 As Computed under LIFO As Reported under FIFO Effect of Change Condensed Combined Balance Sheets Inventories, net $ 66,815 $ 81,362 $ 14,547 Other assets and deferred charges 12,179 9,594 (2,585) Parent company equity (deficit) (72,123) (60,161) 11,962 The impacts to the periods presented in the condensed combined statements of income, condensed combined statements of equity (deficit) and condensed combined statements of cash flows were immaterial. 5. Property, Plant and Equipment, net June 30, 2024 December 31, 2023 Land $ 1,721 $ 1,721 Buildings and improvements 49,158 48,517 Machinery, equipment and other 95,471 84,156 Property, plant and equipment, gross 146,350 134,394 Accumulated depreciation (84,009) (81,050) Property, plant and equipment, net $ 62,341 $ 53,344 Depreciation expense totaled $3,147 and $2,927 for the six months ended June 30, 2024 and 2023, respectively. ENVIRONMENTAL SOLUTIONS GROUP NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (Amounts in thousands except share data and where otherwise indicated) (Unaudited) 9

ENVIRONMENTAL SOLUTIONS GROUP
NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS
(Amounts in thousands except share data and where otherwise indicated) (Unaudited)

## 6. Credit Losses

The Company is exposed to credit losses primarily through sales of products and services. Due to the short-term nature of such receivables, the estimate of amount of accounts receivable that may not be collected is based on aging of the accounts receivable balances and other historical and forward-looking information on the financial condition of the customers that is reasonably available. Balances are written off when determined to be uncollectible.

The following table provides a rollforward of the allowance for credit losses deducted from accounts receivable that represent the net amount expected to be collected.

| | 2024 | 2023 |
|---|---|---|
| **Balance at January 1** | $ 833 | $ 895 |
| Provision for expected credit losses, net of recoveries | 678 | 194 |
| Amounts written off charged against the allowance | (7) | (13) |
| **Balance at June 30** | $ 1,504 | $ 1,076 |

## 7. Goodwill and Other Intangible Assets

### *Goodwill*

There were no changes in the carrying value of goodwill in the condensed combined balance sheets for the periods ended June 30, 2024 and December 31, 2023. Goodwill amounted to $130,331 as of June 30, 2024 and December 31, 2023.

### *Intangible Assets*

The Company's definite-lived intangible assets by major asset class were as follows:

| | June 30, 2024 | | | December 31, 2023 | | |
|---|---|---|---|---|---|---|
| | Gross Amount | Accumulated Amortization | Net Carrying Amount | Gross Amount | Accumulated Amortization | Net Carrying Amount |
| **Amortized intangible assets:** | | | | | | |
| Customer intangibles | $ 40,802 | $ 30,468 | $ 10,334 | $ 40,802 | $ 29,445 | $ 11,357 |
| Trademarks | 6,106 | 4,786 | 1,320 | 6,106 | 4,706 | 1,400 |
| Patents | 2,281 | 2,281 | — | 2,281 | 2,281 | — |
| Unpatented technologies | 33,156 | 8,821 | 24,335 | 33,156 | 7,204 | 25,952 |
| **Total intangible assets, net** | $ 82,345 | $ 46,356 | $ 35,989 | $ 82,345 | $ 43,636 | $ 38,709 |

For the six months ended June 30, 2024 and 2023, amortization expense was $2,720 and $3,623, respectively. Amortization expense is comprised of acquisition-related intangible amortization.

## 8. Income Taxes

The operations of the Company have been historically included in Dover's U.S. federal and state income tax returns. Income tax expense and deferred tax balances are presented in these financial statements as if the Company filed its own tax returns in each jurisdiction. Tax credits and attributes generated by the Company have been utilized by Dover.

The effective tax rates for the six months ended June 30, 2024 and 2023 were 24.5% and 24.4%, respectively. The increase in the effective tax rate for the six months ended June 30, 2024 relative to the prior year comparable period was primarily due to nondeductible expenses.

Operations of the Company are included in the consolidated U.S. federal and combined unitary state and local income tax returns filed by Dover, where applicable. With few exceptions, as of June 30, 2024, the Company is no longer subject to U.S federal, state, or local examinations by tax authorities for the years prior to 2020. It is reasonably possible that a decrease of up to $1,433 (exclusive of interest and penalties) in unrecognized tax benefits may occur during the next 12 months.

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9. Equity Incentive Program Dover grants share-based awards to its officers and other key employees, including certain Company individuals. The following disclosures reflect the portion of Dover's program in which the Company's employees participate. All awards granted under the program consist of Dover common shares and are not necessarily indicative of the results that the Company would have experienced as an independent, publicly-traded company for the periods presented. Upon consummation of the sale of the Company, restricted stock units ("RSU") and stock appreciation awards ("SAR") will generally continue to vest as if employment has not terminated until the earlier of 12 months from the date of employment termination or remaining vesting period. All other outstanding RSUs and SARs that relate to a performance period ending after the date of sale will be canceled. Compensation expense will be recorded on the date of sale for the awards that will continue to vest, offset by the canceled awards. SARs During the six months ended June 30, 2024 and 2023, Dover issued SARs to the Company's employees covering 9,579 and 10,224 shares, respectively. The fair value of each SAR grant was estimated on the date of grant using a Black-Scholes option-pricing model with the following assumptions: 2024 2023 Risk-free interest rate 4.13% 3.91 % Dividend yield 1.28% 1.32 % Expected life (years) 5.5 5.4 Volatility 31.32% 30.65 % Grant price $160.11 $153.25 Fair value per share at date of grant $51.17 $47.27 Expected volatilities are based on Dover's stock price history, including implied volatilities from traded options on Dover stock. Dover uses historical data to estimate SAR exercises and employee termination patterns within the valuation model. The expected life of SARs granted is derived from the output of the option valuation model and represents the average period of time that SARs granted are expected to be outstanding. The interest rate for periods within the contractual life of the awards is based on the U.S. Treasury yield curve in effect at the time of grant. RSUs During the six months ended June 30, 2024 and 2023, Dover granted 1,718 and 3,068 of RSUs to the Company's employees, respectively. The fair value of these awards was determined using Dover's closing stock price on the date of grant, which was $160.11 and $153.25 in 2024 and 2023, respectively. Stock-based compensation costs are reported within selling, general and administrative expenses in the condensed combined statements of income. The following table summarizes the Company's compensation expense relating to all stock-based incentive plans: Six Months Ended June 30, 2024 2023 Pre-tax stock-based compensation expense $ 2,060 $ 1,559 Tax benefit (162) (160) Total stock-based compensation expense, net of tax $ 1,898 $ 1,399 Corporate stock-based compensation costs of $1,490 and $986 were allocated to the Company and included in the pre-tax stock-based compensation expense presented above for the six months ended June 30, 2024 and 2023. See Note 2 — Related Party Transactions for details on corporate allocations. ENVIRONMENTAL SOLUTIONS GROUP NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (Amounts in thousands except share data and where otherwise indicated) (Unaudited) 11

10. Commitments and Contingent Liabilities Guarantees The Company has provided typical indemnities in connection with sales of certain businesses and assets, including representations and warranties and related indemnities for environmental, health and safety, tax and employment matters. The Company does not have any material liabilities recorded for these indemnifications and is not aware of any claims or other information that would give rise to material payments under such indemnities. Litigation The Company is party to a number of other legal proceedings incidental to its businesses. These proceedings primarily involve claims by private parties alleging injury arising out of use of the Company's products, patent infringement, employment matters and commercial disputes. Management and legal counsel review the probable outcome of such proceedings, the costs and expenses reasonably expected to be incurred and currently accrued to-date and consider the availability and extent of insurance coverage. The Company has estimated liabilities for these other legal matters that are probable and estimable, and at June 30, 2024 and December 31, 2023, these estimated liabilities were immaterial. While it is not possible at this time to predict the outcome of these legal actions, in the opinion of management, based on the aforementioned reviews, the Company is not currently involved in any legal proceedings which, individually or in the aggregate, could have a material effect on its combined financial position, results of operations, or cash flows. Warranty Accruals Estimated warranty program claims are provided for at the time of sale. Amounts provided for are based on historical costs and adjusted for new claims. The changes in the carrying amount of product warranties were as follows: 2024 2023 Balance at January 1 $ 8,621 $ 5,393 Provision for warranties 7,073 8,142 Settlements made (7,189) (5,640) Balance at June 30 $ 8,505 $ 7,895 Contingent Consideration As of June 30, 2024 and December 31, 2023, $19,700 and $20,000 of contingent consideration related to the 2022 asset acquisition of Boivin Evolution Inc. was recorded in other liabilities within the condensed combined balance sheets as the payments required under the earn-out are expected to be made beyond twelve months from June 30, 2024. The contingent consideration is based on a percentage of revenues generated from the asset over the earn-out period, which is the earlier of April 6, 2030 or the achievement of the full earn-out of $20,000. If the accumulated earn-out through April 6, 2030 is less than the minimum of $5,000, the earn-out period will extend until such time that the minimum earn-out is achieved. 11. Defined Contribution Plan Dover offers a defined contribution retirement plan which covers the majority of its U.S. employees. The Company's expense relating to defined contribution plans was $2,666 and $2,185 for the six months ended June 30, 2024 and 2023, respectively. 12. Equity Investments On February 29, 2024, the Company disposed of its minority investment in Roadrunner Recycling for total consideration of $1,860, resulting in a loss of $713 recognized in other expense (income), net within the condensed combined statement of income for the six months ended June 30, 2024. The carrying value of the Company's Roadrunner Recycling investment was $0 and $2,573 at June 30, 2024 and December 31, 2023, respectively. ENVIRONMENTAL SOLUTIONS GROUP NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (Amounts in thousands except share data and where otherwise indicated) (Unaudited) 12

13. Recent Accounting Pronouncements Recently Issued Accounting Standard In December 2023, the FASB issued ASU No. 2023-09 Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which expands the disclosures required in an entity’s income tax rate reconciliation table and requires disclosure of income taxes paid both in U.S. and foreign jurisdictions. The amendments are effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company is currently evaluating this ASU to determine its impact on the Company's disclosures. Recently Adopted Accounting Standard In September 2022, the FASB issued ASU No. 2022-04 Liabilities-Supplier Finance Programs (Topic 405-50): Disclosure of Supplier Finance Program Obligations. The amendments in this update require a buyer in a supplier finance program to disclose information about the program's nature, activity during the period, changes from period to period, and potential magnitude. The Company adopted the guidance when it became effective on January 1, 2023, except for the rollforward requirement, which was adopted when it became effective January 1, 2024. The adoption did not have a material impact on the Condensed Combined Financial Statements. Dover facilitates the opportunity for the Company's suppliers to participate in a voluntary supply chain financing ("SCF") program with a third-party financial institution. Participating suppliers are paid directly by the SCF financial institution and, in addition, may elect to sell receivables due from the Company to the SCF financial institution for early payment. Thus, participating suppliers have additional potential flexibility in managing their liquidity by accelerating, at their option and cost, the collection of receivables due from the Company. The Company and its suppliers agree on commercial terms, including payment terms, for the goods and services the Company procures, regardless of whether the supplier participates in SCF. For participating suppliers, the Company’s responsibility is limited to making all payments to the SCF financial institution on the terms originally negotiated with the supplier, irrespective of whether the supplier elects to sell receivables to the SCF financial institution. The Company does not determine the terms or conditions of the arrangement between the SCF financial institution and the Company's suppliers. The SCF financial institution pays the supplier on the invoice due date for any invoices that were not previously sold by the supplier. The agreement between Dover and the SCF financial institution does not require the Company to provide assets pledged as security or other forms of guarantees. Outstanding payments related to the SCF program are recorded within accounts payable in our condensed combined balance sheets. As of June 30, 2024 and December 31, 2023, amounts due to the SCF financial institution were approximately $36,020 and $37,355, respectively. 14. Subsequent Events The Company has evaluated subsequent events through August 9, 2024, the date the financial statements for the six months ended June 30, 2024 and 2023, were issued. On July 21, 2024, the Parent entered into a definitive agreement to sell the Company for approximately $2.0 billion on a cash-free and debt-free basis, subject to customary post-closing adjustments. The transaction is expected to close before year-end 2024, subject to customary closing conditions, including receipt of regulatory approvals. ENVIRONMENTAL SOLUTIONS GROUP NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (Amounts in thousands except share data and where otherwise indicated) (Unaudited) 13